Exhibit 99.1
Hi Everyone,
As we begin the new year, I want to share an update regarding our business. After careful consideration, we made the difficult decision to exit the German market, effective today. I regret that this decision impacts our employees in Germany. This is not a decision made lightly, and we recognize the profound impact it has on our team members and their families.
Germany has been an important part of our journey for the past 15 years, serving as one of our original entry markets into Europe, alongside the UK. During this time, we built a solid base of customers, developed supplier partnerships to provide the selection and value in the home category that defines our brand, and built a strong European infrastructure. Over the years our success in the UK outpaced our success in Germany, as we were able to develop a household brand in the UK, and grow our market share there, all while developing strong unit economics. Our Germany efforts lagged behind, but we set out to close that gap over the last year.
Since Covid, and in particular over the past year, we have made meaningful progress in Germany, thanks to the work of many of you directly involved in the market. However, despite these efforts, scaling our market share and improving our unit economics in the German market has proven challenging due to factors such as the weak macroeconomic conditions for our category in Germany, the lower maturity of our offering, our current brand awareness, and our limited scale. In our recent assessment, we concluded that achieving market-leading growth in Germany still remained a long and costly endeavor, and one that is increasingly lagging the potential return we see in other areas. To ensure we align our resources with initiatives that can deliver the greatest impact, we made the difficult but necessary decision to reallocate efforts to areas with strong long-term potential where our current efforts are showing great progress.
We are offering a comprehensive support package which includes severance, and access to our employee assistance program. Impacted employees will receive individualized information with more details.
While this is difficult news to share, we have much to look forward to in 2025. We will continue to focus on operations and investments in our international markets—Canada, the UK, and Ireland, where we have meaningful market share and which we believe hold significant potential to replicate the success we’ve achieved in the U.S. Globally, our core initiatives include expanding our physical retail footprint, optimizing our marketing reach, growing our loyalty program, Wayfair Rewards, and developing our Wayfair Verified program. Additionally, we will continue to invest in technology improvements to create seamless, innovative experiences and deliver on our brand promise of making it easy to create a home that is just right for you.
To our colleagues leaving: Thank you for your dedication and contributions to our company. We have learned so much from you and are grateful for the positive impact you’ve made. And to all of you who have worked very hard over numerous years on the

Wayfair Germany business, I am sorry that despite all of our efforts we were not able to successfully develop Wayfair.de into the German market winner.
Thank you all for your understanding, support, and your faith and belief in the long-term potential of Wayfair.
Niraj